UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2006 (November 2, 2006)

Mediware Information Systems, Inc.

(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2006, the Compensation Committee (the "Committee") of Mediware Information Systems, Inc.’s Board of Directors (the "Board") approved two bonus plans for Mediware's executive-level employees. For fiscal 2007, the bonuses of all of Mediware's senior executive officers will be calculated according to these plans and their existing employment agreements, if applicable. James Burgess, Mediware's President and Chief Executive Officer, Mark Williams, Acting Chief Accounting Officer, Robert Weber, Senior Vice President and General Counsel, John Damgaard, Vice President and General Manager of the Blood Management Division, and Kevin Ketzel, Vice President and General Manager of the Medication Management Division, are each eligible to receive bonus amounts under the plans, including a bonus payable after the first 6 months of fiscal 2007 and a separate and additional bonus payable after the completion of fiscal 2007.

The first plan approved by the Committee considers a bonus payable after the first six months of fiscal 2007, in an amount equal to 50% of the total bonus opportunity provided to each executive-level employee eligible for a bonus. This bonus will be based upon the diluted earnings per share as reported in Mediware’s filings with the Securities and Exchange Commission for the first six months of fiscal 2007, with 0%, 25% or 50% of the total annual bonus opportunity paid, depending on the reported diluted earnings per share.

The second plan approved by the Committee regards the annual bonus amounts and will be based upon the achievement by Mediware of financial performance goals (with applicable weights identified):

•	Mediware's total revenue for fiscal 2007 (20%);
•	Mediware's diluted earnings per share for fiscal 2007 (20%); and
•	Individual overall performance as evaluated by the chief executive officer and/or the Committee (60%).

The Committee may in its sole discretion elect to pay a full bonus even if particular company and personal criteria are not met or pay more than the total bonus opportunity. Any employee receiving a bonus under either plan must be an active full-time employee at the time of payment and must have complied with all company policies and procedures, including Mediware’s Code of Conduct and Ethics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: November 8, 2006	By:	/s/ James Burgess
James Burgess
Chief Executive Officer and President